Exhibit 10.1

Director Compensation

The members of the Company’s Board of Directors (the “Board”) who are not employees of the Company (the “Non-Employee Directors”) receive (i) an annual retainer of $50,000, (ii) an award of restricted share units with a grant date value of $50,000 granted annually on the date of the Company’s Annual General Meeting of Shareholders (with $25,000 of the value based on the closing price of the Company’s Class A voting common shares and $25,000 of the value based the Company’s Class B non-voting common shares, on the last trading day prior to the grant date and the number of units rounded to the nearest whole unit) (which award may instead be granted by the Board as a fixed amount of cash vesting in annual installments over three years following the date of grant) and (iii) the other retainers and fees set forth in the table below. The restricted share units vest in annual installments over three years following the date of grant and are paid in an equivalent number of the Company’s Class A voting common shares and the Company’s Class B non-voting common shares. Pursuant to the Company’s policies, directors are also reimbursed for reasonable expenses incurred in the performance of their duties.

Type of Compensation	Amount of Compensation

Annual Retainer	$50,000
Audit & Risk Committee Chair Retainer	$15,000
Other Committee Chair Retainer	$10,000
Committee Meeting Retainer	$1,400 per meeting
Chairman of the Board Retainer	$52,000
Annual Equity Grant Value	$50,000

The retainers and fees for the Non-Employee Directors are paid, at the director’s election, in all cash, 50% in cash and 50% in the form of the Company’s common shares (with the 50% portion that will be paid in shares to be paid 50% in the Company’s Class A voting common shares and 50% in the Company’s Class B non-voting common shares), or 100% in the form of the Company’s common shares (with 50% to be paid in the Company’s Class A voting common shares and 50% in the Company’s Class B non-voting common shares). However, the Board retains discretion to provide for the retainers for one or more directors to be paid in a different mix of cash and the Company’s common shares (whether in Class A shares, Class B shares or a combination thereof) as it determines appropriate. Retainers are paid in two installments each year, with the number of the Company’s common shares to be delivered in payment of any retainer to be determined by dividing the dollar amount of the retainer to be paid in the form of the Company’s common shares by the average closing price of the Company’s common shares (either Class A shares or Class B shares, as applicable) for the previous five (5) business days prior to payment, and are fully vested at the time of payment.